[LOGO](R)
                           SYNOVUS(Registration Mark)
                                FINANCIAL CORP.


JAMES H. BLANCHARD
CHAIRMAN OF THE BOARD

                                                             March 13, 1998
Dear Shareholder:

     The Annual Meeting of the Shareholders of Synovus Financial Corp. will be held on April 23, 1998 in the South Hall of the Columbus, Georgia Convention & Trade Center, beginning at 10:00 o'clock A.M., E.T., for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

     We encourage you to attend the Annual Meeting of Shareholders and let us give you a review of 1997. Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. To make sure your shares are represented, we urge you to complete the enclosed Proxy Card, including the Certificate of Beneficial Owner, and mail it to us promptly.

     Thank you for helping us make 1997 a good year. We look forward to your continued support in 1998 and another good year.


                                        Sincerely yours,
                                        /s/James H. Blanchard
                                        JAMES H. BLANCHARD

Synovus Financial Corp.     Post Office Box 120     Columbus, Georgia 31902-0120



                                   SYNOVUS(R)
                                 FINANCIAL CORP.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held April 23, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Synovus Financial Corp. ("Synovus") will be held in the South Hall of the Columbus, Georgia Convention & Trade Center, on April 23, 1998, at 10:00 o'clock A.M., E.T., for:

     (1) The election of eight nominees as Class I directors of Synovus to serve until the 2001 Annual Meeting of Shareholders; and

     (2) The transaction of such other business as may properly come before the Annual Meeting.

     Information relating to the above matters is set forth in the accompanying Proxy Statement.

     Only shareholders of record at the close of business on February 12, 1998 will be entitled to notice of and to vote at the Annual Meeting.

                                        /s/G. SANDERS GRIFFITH, III
                                        G. SANDERS GRIFFITH, III
                                        Secretary

Columbus, Georgia
March 13, 1998


WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING IN PERSON, PLEASE VOTE, DATE AND SIGN THE ENCLOSED PROXY, COMPLETE AND SIGN THE CERTIFICATE OF BENEFICIAL OWNER, AND RETURN THEM PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES.

                                   SYNOVUS(R)
                                FINANCIAL CORP.



                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held April 23, 1998

                                I. INTRODUCTION

A.   Purposes of Solicitation -- Terms of Proxies.

     The Annual Meeting of the Shareholders ("Annual Meeting") of Synovus Financial Corp. ("Synovus") will be held on April 23, 1998 for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. The enclosed Proxy is solicited BY AND ON BEHALF OF SYNOVUS' BOARD OF DIRECTORS in connection with such Annual Meeting, or any adjournment thereof. The costs of the solicitation of Proxies by Synovus' Board of Directors will be paid by Synovus. Forms of Proxies and Proxy Statements will also be distributed through brokers, banks, nominees, custodians and other like parties to the beneficial owners of shares of the $1.00 par value common stock of Synovus ("Synovus Common Stock"), and Synovus will reimburse such parties for their reasonable out-of-pocket expenses therefor. Synovus' mailing address is Post Office Box 120, Columbus, Georgia 31902-0120.

     The shares represented by the Proxy in the accompanying form, which when properly executed, returned to Synovus' Board of Directors and not revoked, will be voted in accordance with the instructions specified in such Proxy. If a choice is not specified in a Proxy, the shares represented by such Proxy will be voted "FOR" the election of the eight nominees for election as Class I directors of Synovus named herein.

     Each Proxy granted may be revoked in writing at any time before the authority granted thereby is exercised. Attendance at the Annual Meeting will constitute a revocation of the Proxy for such Annual Meeting if the maker thereof elects to vote in person.

     This Proxy Statement and the enclosed Proxy are being first mailed to shareholders on or about March 13, 1998.

B.   Shareholder Proposals.

     From time to time, Synovus' shareholders may present proposals which may be proper subjects for inclusion in Synovus' Proxy Statement for consideration at Synovus' Annual Meeting. To be considered for inclusion, shareholder proposals must be submitted on a timely basis. Proposals for Synovus' 1999 Annual Meeting must be received by Synovus no later than November 13, 1998, and any such proposals, as well as any questions related thereto, should be directed to Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301, Columbus, Georgia 31901.

C.   Director Nominees or Other Business for Presentation at the Annual Meeting.

     Shareholders who wish to present director nominations or other business at the Annual Meeting are required to notify the Secretary of their intent at least 60 days but not more than 120 days before the meeting and the notice must provide information as required in the bylaws. A copy of these bylaw requirements will be provided upon request in writing to Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301, Columbus, Georgia 31901. This requirement does not affect the deadline for submitting shareholder proposals for inclusion in the Proxy Statement nor does it preclude discussion by any shareholder of any business properly brought before the Annual Meeting.

D.   Securities Entitled to Vote and Record Date.

     Only shareholders of record at the close of business on February 12, 1998 are entitled to vote at the Annual Meeting, or any adjournment thereof. As of that date, there were 175,265,721 shares of Synovus Common Stock outstanding and entitled to vote. Synovus owned 116,839 shares of Synovus Common Stock on February 12, 1998 as treasury shares, which are not considered to be outstanding and are not entitled to be voted at the Annual Meeting. In accordance with the amendment to Synovus' Articles of Incorporation which was adopted by the shareholders of Synovus and became effective on April 24, 1986 (the "Voting Amendment"), a holder of Synovus Common Stock will be entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus Common Stock beneficially owned on February 12, 1998 which: (1) has had the same beneficial owner since February 12, 1994; (2) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan; (3) is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus' Board of Directors approving such issuance specifically reference and grant such rights; (4) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under any such plan; (5) is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus' Board of Directors approving such issuance and/or transfer specifically reference and grant such rights; (6) was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed was acquired prior to, and has been held by the same beneficial owner since, February 12, 1994; (7) has been beneficially owned continuously by the same shareholder for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; or (8) is owned by a holder who, in addition to shares which are beneficially owned under the provisions of (1)-(7) above, is the beneficial owner of less than 759,375 shares of Synovus Common Stock (which amount has been appropriately adjusted to reflect the three-for-two stock splits effected in the form of 50% stock dividends paid on October 1, 1986, October 3, 1988, April 1, 1993, April 8, 1996 and April 8, 1997, respectively, and with such amount to be appropriately adjusted to properly reflect any other change in Synovus Common Stock by means of a stock split, a stock dividend, a recapitalization or otherwise occurring after April 24, 1986). Shareholders of shares of Synovus Common Stock not described above are entitled to one vote per share for each such share. The actual voting power of each holder of shares of Synovus Common Stock will be based on information possessed by Synovus at the time of the Annual Meeting.

     As Synovus Common Stock is registered with the Securities and Exchange Commission ("SEC") and is traded on the New York Stock Exchange ("NYSE"), Synovus Common Stock is subject to the provisions of an NYSE rule which, in general, prohibits a company's common stock and equity securities from being authorized or remaining authorized for trading on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, such rule contains a "grandfather" provision, under which Synovus' Voting Amendment falls, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted.

     The number of votes that each shareholder will be entitled to exercise at the Annual Meeting will depend upon whether each share held by the shareholder meets the requirements which entitle one share of Synovus Common Stock to ten votes on each matter submitted to a vote of shareholders. Shareholders of Synovus Common Stock must complete the Certification on the Proxy in order for any of the shares represented by the Proxy to be entitled to ten votes per share.

SHAREHOLDERS AND BENEFICIAL OWNERS WHO DO NOT COMPLETE THE CERTIFICATIONS ON THEIR PROXY CARDS AND WHO WOULD, IF THEY HAD COMPLETED SUCH CERTIFICATIONS, BE ENTITLED TO TEN VOTES PER SHARE, WILL BE ENTITLED TO ONLY ONE VOTE PER SHARE.

E.   Columbus Bank and Trust Company and Total System Services, Inc.

     Synovus is the owner of all of the issued and outstanding shares of voting common stock of Columbus Bank and Trust Company(R)("Columbus Bank"). Columbus Bank owns individually 80.7% of the outstanding shares of Total System Services, Inc.(R) ("TSYS(R)"), a bankcard data processing company having 129,331,775 shares of $.10 par value voting common stock ("TSYS Common Stock") outstanding on February 12, 1998.

                           II. ELECTION OF DIRECTORS

A.   Information Concerning Directors and Nominees.

(1)  Number and Classification of Directors.

     In accordance with the vote of shareholders taken at Synovus' 1995 Annual Meeting, the number of members of Synovus' Board of Directors was set at 20. Synovus' Board of Directors is currently comprised of 19 members. Synovus has one open directorship which was vacated by a Class III director. This vacant directorship could be filled in the future at the discretion of Synovus' Board of Directors. Any person appointed by Synovus' Board to fill the vacant Class III directorship would serve the remainder of the Class III term, which expires at the 2000 Annual Meeting. The 19 members who comprise Synovus' Board of Directors are divided into three classes of directors: Class I directors, Class II directors and Class III directors, with each of such Classes of directors serving staggered 3-year terms. At Synovus' 1996 Annual Meeting, Class II directors were elected to serve 3-year terms to expire at Synovus' 1999 Annual Meeting and at Synovus' 1997 Annual Meeting, Class III directors were elected to serve 3-year terms to expire at Synovus' 2000 Annual Meeting. The terms of office of the Class I directors expire at Synovus' 1998 Annual Meeting. Given the division of Synovus' Board of Directors into three classes, shareholders who do not favor the policies of Synovus' Board of Directors would require at least two Annual Meetings of Shareholders to replace a majority of the members of the Board.

(2)  Nominees  for Class I Directors and Vote Required.

     Synovus' Board of Directors has selected eight nominees which it proposes for election to Synovus' Board as Class I directors. The nominees for Class I directors of Synovus will be elected to serve 3-year terms that will expire at Synovus' 2001 Annual Meeting. The eight nominees for Class I directors of Synovus are: James H. Blanchard, Stephen L. Burts, Jr., C. Edward Floyd, Gardiner W. Garrard, Jr., V. Nathaniel Hansford, H. Lynn Page, Robert V. Royall and James D. Yancey. Proxies cannot be voted at the 1998 Annual Meeting for a greater number of persons than the number of nominees named.

     Under Georgia law, a majority of the issued and outstanding shares of Synovus Common Stock entitled to vote must be represented at the 1998 Annual Meeting to constitute a quorum. However, as is allowed by Georgia law, under Synovus' bylaws and the Voting Amendment, a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of Synovus Common Stock entitled to vote must be represented at the 1998 Annual Meeting in order to constitute a quorum. Under both Georgia law and Synovus' bylaws, all shares represented at the meeting, including shares abstaining and withholding authority, are counted for purposes of determining whether a quorum exists. The nominees for election as directors at the Annual Meeting who receive the greatest number of votes (a plurality), a quorum being present, shall become directors at the conclusion of the tabulation of votes. Thus, once a quorum has been established, abstentions and broker non-votes have no effect upon the election of directors. The shares represented by Proxies executed for Synovus' 1998 Annual Meeting in such manner as not to withhold authority to vote for the election of any nominee for Synovus' Board of Directors shall be voted "FOR" the election of the eight nominees for Class I directors on Synovus' Board named herein.

     If any nominee for Class I director of Synovus becomes unavailable for any reason before Synovus' 1998 Annual Meeting, the shares represented by executed Proxies may be voted for such substitute nominee as may be determined by the holders of such Proxies. It is not anticipated that any nominee will be unavailable for election.

SYNOVUS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE EIGHT NOMINEES FOR ELECTION AS CLASS I DIRECTORS ON SYNOVUS' BOARD SET FORTH HEREIN.

B.   Information Concerning Directors and Nominees for Class I Directors.

(1)  General Information.

     The following table sets forth the name, age, principal occupation and employment (which, except as noted, has been for the past five years) of each of the eight nominees for election as Class I directors of Synovus and the remaining directors who will continue to serve on Synovus' Board of Directors, his or her director classification, length of service as a director of Synovus, any family relationships with other directors or executive officers of Synovus, and any Board of Directors of which he or she is a member with respect to any company with a class of securities registered with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any company which is subject to the requirements of Section 15(d) of that Act, including TSYS, or any company registered with the SEC as an investment company under the Investment Company Act of 1940 ("Public Company").


                                   Synovus        Year
                                   Director       First             Principal Occupation
                                   Classifi-      Elected           and Other Directorships
Name                       Age     cation         Director          of Public Companies
-------------------------  -----   --------       ----------        -------------------------------------

Richard E. Anthony<F1>     51      II                1993           Vice Chairman of the Board,
                                                                    Synovus Financial Corp.; Chairman
                                                                    of the Board, First Commercial Bank
                                                                    of Birmingham (Banking Subsidiary
                                                                    of Synovus)

Joe E. Beverly             56      II                1983           Chairman of the Board, Commercial
                                                                    Bank, Thomasville, Georgia
                                                                    (Banking Subsidiary of Synovus);
                                                                    Director; Flowers Industries, Inc.

James H. Blanchard<F2>     56      I                 1972           Chairman of the Board and Chief
                                                                    Executive Officer, Synovus Financial
                                                                    Corp.; Chairman of the Executive
                                                                    Committee, Total System Services,
                                                                    Inc.; Director, BellSouth Corporation

Richard Y. Bradley<F3>     59      III               1991           Partner, Bradley & Hatcher (Law
                                                                    Firm); Director, Total System
                                                                    Services, Inc.

Stephen L. Burts, Jr.<F4>  45      I                 1992           President, Synovus Financial Corp.

Walter M. Deriso, Jr.<F5>  51      II                1997           Vice Chairman of the Board,
                                                                    Synovus Financial Corp.; Chairman
                                                                    of the Board, Security Bank and
                                                                    Trust Company, Albany, Georgia
                                                                    (Banking Subsidiary of Synovus)

C. Edward Floyd, M.D.      63      I                 1995           Vascular Surgeon

Gardiner W. Garrard, Jr.   57      I                 1972           President, The Jordan Company
                                                                    (Real Estate Development); Director,
                                                                    Total System Services, Inc.

V. Nathaniel Hansford      54      I                 1985           Professor and Dean Emeritus
                                                                    --School of Law, University of
                                                                    Alabama

John P. Illges, III        63      III               1997           Senior Vice President and Financial
                                                                    Consultant, The Robinson-Humphrey
                                                                    Company, Inc. (Stockbroker);
                                                                    Director, Total System Services, Inc.

Mason H. Lampton           50      II                1993           Chairman of the Board and President,
                                                                    The Hardaway Company (Construction Company);
                                                                    Director, Total System Services, Inc.

Elizabeth C. Ogie<F6>      47      II                1993           Director, W.C. Bradley Co. (Metal
                                                                    Manufacturer and Real Estate)

John T. Oliver, Jr.<F7>    68      II                1993           Vice Chairman of the Executive
                                                                    Committee, Synovus Financial Corp.;
                                                                    Chairman of the Board, First National
                                                                    Bank of Jasper (Banking Subsidiary
                                                                    of Synovus)

H. Lynn Page               57      I                 1978           Vice Chairman of the Board (Retired)
                                                                    and Director, Synovus Financial
                                                                    Corp., Columbus Bank and Trust
                                                                    Company and Total System Services,
                                                                    Inc.

Robert V. Royall           63      I                 1995           Chairman of the Board, The National
                                                                    Bank of South Carolina (Banking
                                                                    Subsidiary of Synovus); Director, Blue
                                                                    Cross Blue Shield of South Carolina;
                                                                    Secretary of Commerce, State of
                                                                    South Carolina

Melvin T. Stith<F8>        51      II                1998           Dean, College of Business, Florida
                                                                    State University; Director, Rexall Sundown,
                                                                    Inc. and Correctional Services Corp.

William B. Turner<F6><F9>  75      III               1972           Chairman of the Executive
                                                                    Committee, Columbus Bank and
                                                                    Trust Company and Synovus
                                                                    Financial Corp.; Advisory Director, W.
                                                                    C. Bradley Co. (Metal Manufacturer
                                                                    and Real Estate); Director,
                                                                    Total System Services, Inc.

George C. Woodruff, Jr.    69      III               1972           Real Estate and Personal
                                                                    Investments

James D. Yancey<F10>       56      I                 1978           Vice Chairman of the Board, Synovus
                                                                    Financial Corp. and Columbus Bank
                                                                    and Trust Company; Director, Total
                                                                    System Services, Inc. and Shoney's, Inc.

-------------
<F1> Richard E. Anthony was elected Vice Chairman of Synovus in  September 1995.
     Prior to 1995, Mr. Anthony served, and continues to serve, as President of Synovus Financial Corp. of Alabama and Chairman of the Board of First Commercial Bank of Birmingham, both of which companies are subsidiaries of Synovus.

<F2> James H.  Blanchard  was elected  Chairman of the Board of Synovus in April
     1986. Prior to 1986, Mr. Blanchard served in various capacities with Synovus, Columbus Bank and/or TSYS, including President of Synovus.

<F3> Richard Y. Bradley  formed Bradley & Hatcher in September  1995.  From 1991 until 1995, Mr. Bradley served as President of Bickerstaff Clay Products Company, Inc.

<F4> Stephen L. Burts, Jr. was elected President of Synovus in March 1992. Prior to 1992, Mr. Burts served in various capacities with Synovus and/or Columbus Bank, including Executive Vice President and Treasurer.

<F5> Walter M.  Deriso,  Jr. was  elected  Vice  Chairman of Synovus in  January
     1997. Prior to 1997, Mr. Deriso served as President of Security Bank and Trust Company.

<F6> Elizabeth C. Ogie is William B. Turner's niece.

<F7> John T. Oliver, Jr. was elected Vice Chairman of the Executive Committee of
     Synovus in September 1995. Prior to 1995, Mr. Oliver served, and continues to serve, as Chairman of the Board of Synovus Financial Corp. of Alabama and First National Bank of Jasper, both of which companies are subsidiaries of Synovus.

<F8> Melvin T. Stith was elected as a director of Synovus  effective  January 1,
     1998 by Synovus' Board of Directors to fill the unexpired term of a vacant Class II board seat.

<F9> William B.  Turner was  elected  Chairman  of the  Executive  Committee  of
     Synovus in April 1986. Prior to 1986, Mr. Turner served in various capacities with Synovus and/or Columbus Bank, including Chairman of the Board of both Synovus and Columbus Bank.

<F10>James D. Yancey  was elected Vice Chairman of the Board of Synovus in March
     1992. Prior to 1992, Mr. Yancey served in various capacities with Synovus and/or Columbus Bank, including Vice Chairman of the Board and President of both Synovus and Columbus Bank.

(2)  Synovus Common Stock Ownership of Directors and Management.

     The following table sets forth, as of December 31, 1997, the number of shares of Synovus Common Stock beneficially owned by each of Synovus' directors and Synovus' five most highly compensated executive officers. To the best of Synovus' knowledge, all shares of Synovus Common Stock beneficially owned by such persons qualify for ten votes per share, subject to the completion by such persons of the Certifications contained on their Proxy Cards. Information relating to beneficial ownership of Synovus Common Stock is based upon information furnished by each person or entity using "beneficial ownership" concepts set forth in the rules of the SEC under Section 13(d) of the Exchange Act.

                        Shares of                          Shares of
                        Synovus            Shares of       Synovus
                        Common             Synovus         Common                         Percentage of
                        Stock              Common Stock    Stock           Total Shares   Outstanding
                        Beneficially       Beneficially    Beneficially    of Synovus     Shares of
                        Owned with         Owned with      Owned with      Common         Synovus
                        Sole Voting        Shared Voting   Sole Voting     Stock          Common Stock
                        and Invest-        and Invest-     but no Invest-  Beneficially   Beneficially
                        ment Power         ment Power      ment Power      Owned as of    Owned as of
Name                    as of 12/31/97     as of 12/31/97  as of 12/31/97  12/31/97       12/31/97
---------------------- ------------------- --------------  --------------  -------------- --------------
Richard E. Anthony        353,043<F1>      133,130         20,293            506,466       .29%
Joe E. Beverly            329,812<F2>        3,037         25,786            358,635       .20
James H. Blanchard      1,210,708<F3>         ---         219,217          1,429,925       .82
Richard Y. Bradley         12,520           84,330           ---              96,850       .06
Stephen L. Burts, Jr.     209,309<F4>          670         24,298            234,277       .13
Walter M. Deriso, Jr.      27,666<F5>        2,560           ---              30,226       .02
C. Edward Floyd, M.D.     729,104           96,847           ---             825,951       .47
Gardiner W. Garrard, Jr.  135,461          920,382           ---           1,055,843       .60
G. Sanders Griffith, III  113,240<F6>         ---          59,779            173,018       .10
V. Nathaniel Hansford     134,783          220,761           ---             355,544       .20
John P. Illges, III       202,132          342,437<F7>       ---             544,569       .31
Mason H. Lampton           51,286          193,473<F8>       ---             244,759       .14
Elizabeth C. Ogie          24,495       20,338,006<F9><F10>  ---          20,362,501     11.62
John T. Oliver, Jr.       617,636<F11>      61,953         32,652            712,241       .41
H. Lynn Page              560,546            7,677           ---             568,223       .32
Robert V. Royall          337,346<F12>     112,631           ---             449,977       .26
Melvin T. Stith               779             ---            ---                 779     .0004
William B. Turner          53,735       20,255,054<F10>      ---          20,308,789     11.59
George C. Woodruff, Jr.    86,376           82,500<F13>      ---             168,876       .10
James D. Yancey           762,078<F14>      41,118        39,630             842,826       .48

---------------------------
<F1> Includes 107,354  shares of Synovus  Common Stock with respect to which Mr.
     Anthony has options to acquire.

<F2> Includes 44,060 shares  of  Synovus  Common Stock with respect to which Mr.
     Beverly has options to acquire.

<F3> Includes 176,993  shares of Synovus  Common Stock with respect to which Mr.
     Blanchard has options to acquire.

<F4> Includes  72,164  shares of Synovus  Common Stock with respect to which Mr.
     Burts has options to acquire.

<F5> Includes   6,750  shares of Synovus  Common Stock with respect to which Mr.
     Deriso has options to acquire.

<F6> Includes  61,649  shares of Synovus  Common Stock with respect to which Mr.
     Griffith has options to acquire.

<F7> Includes  41,778  shares  of  Synovus  Common  Stock  held by a  charitable foundation of which Mr. Illges is trustee.

<F8> Includes  176,458  shares of Synovus Common Stock held in a trust for which
     Mr. Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of such shares.

<F9> Includes  80,799  shares  of  Synovus  Common  Stock  held by a  charitable foundation of which Mrs. Ogie is a trustee.

<F10>Includes  1,712,137  shares of Synovus  Common  Stock held by a  charitable foundation of which Mrs. Ogie and Mr. Turner are among the trustees, and 18,529,705 shares of Synovus Common Stock beneficially owned by TB&C Bancshares, Inc., of which Mrs. Ogie and Mr. Turner are officers, directors and shareholders.

<F11>Includes 118,382  shares of Synovus  Common Stock with respect to which Mr.
     Oliver has options to acquire, and 68,140 shares of Synovus Common Stock held by a charitable foundation of which Mr. Oliver is trustee.

<F12>Includes 139,454  shares of Synovus  Common Stock with respect to which Mr.
     Royall has options to acquire.

<F13>Includes 82,500 shares of Synovus Common Stock  with  respect  to which Mr.
     Woodruff is a trustee.

<F14>Includes 106,311  shares of Synovus  Common Stock with respect to which Mr.
     Yancey has options to acquire.

     The following table sets forth information, as of December 31, 1997 with respect to the beneficial ownership of Synovus Common Stock by all directors and executive officers of Synovus as a group. To the best of Synovus' knowledge, all shares of Synovus Common Stock beneficially owned by all directors and executive officers of Synovus qualify for ten votes per share, subject to the completion by such persons of the Certifications contained on the reverse sides of their Proxy Cards.

                                                  Percentage of
                         Shares of                Outstanding Shares of
                         Synovus Common Stock     Synovus Common Stock
Name of                  Beneficially Owned       Beneficially Owned
Beneficial Owner         as of 12/31/97           as of 12/31/97
----------------------- ------------------------  ----------------------------

All directors
and executive
officers of Synovus
as a group               29,155,300               16.56%
(includes
23 persons)

     For a detailed discussion of the beneficial ownership of TSYS Common Stock by Synovus' named executive officers and directors and by all directors and executive officers of Synovus as a group, see Section V(C) hereof captioned "TSYS Common Stock Ownership of Directors and Management."

C.   Board  Committees and Attendance.

     The business and affairs of Synovus are under the direction of Synovus' Board of Directors. During 1997, Synovus' Board of Directors held six regular meetings and one special meeting. During 1997, each of Synovus' incumbent directors attended at least 75% of the aggregate meetings of Synovus' Board of Directors and the Committees thereof on which he or she sat.

     Synovus'  Board of Directors  has three  principal  committees  -- an Audit
Committee, a Compensation Committee and an Executive Committee. There is no Nominating Committee of Synovus' Board of Directors.

     Audit Committee. The members of the Audit Committee of Synovus' Board of Directors are: Gardiner W. Garrard, Jr., Chairman, John P. Illges, III and
George C. Woodruff, Jr. The primary functions engaged in by Synovus' Audit Committee include: (i) annually recommending to Synovus' Board the independent certified public accountants ("Independent Auditors") to be engaged by Synovus for the next fiscal year; (ii) reviewing the plan and results of the annual audit by Synovus' Independent Auditors; (iii) reviewing and approving the range of management advisory services provided by Synovus' Independent Auditors; (iv) reviewing Synovus' internal audit function and the adequacy of the internal accounting control systems of Synovus and its subsidiaries; (v) reviewing the results of regulatory examinations of Synovus and its subsidiaries; (vi) periodically reviewing the financial statements of Synovus and the consolidated financial statements of Synovus and its subsidiaries; and (vii) considering such other matters with regard to the internal and independent audit of Synovus and its subsidiaries as, in its discretion, it deems to be necessary or desirable, periodically reporting to Synovus' Board as to the exercise of its duties and responsibilities and, where appropriate, recommending matters in connection with the audit function with respect to which Synovus' Board should consider taking action. During 1997, Synovus' Audit Committee held three meetings.

     Compensation Committee. The members of the Compensation Committee of Synovus' Board of Directors are: Mason H. Lampton, Chairman, and V. Nathaniel Hansford. The primary functions engaged in by Synovus' Compensation Committee include: (i) evaluating the remuneration of senior management and board members of Synovus and its subsidiaries and the compensation and fringe benefit plans in which officers, employees and directors of Synovus and its subsidiaries are eligible to participate; and (ii) recommending to Synovus' Board whether or not it should modify, alter, amend, terminate or approve such remuneration, compensation or fringe benefit plans. During 1997, Synovus' Compensation Committee held four meetings.

     Executive  Committee.  The members of  Synovus'  Executive  Committee  are:
William B. Turner, Chairman, James H. Blanchard, Gardiner W. Garrard, Jr., George C. Woodruff, Jr., James D. Yancey, John T. Oliver, Jr. and Richard Y. Bradley. During the intervals between meetings of Synovus' Board of Directors, Synovus' Executive Committee possesses and may exercise any and all the powers of Synovus' Board of Directors in the management and direction of the business and affairs of Synovus with respect to which specific direction has not been previously given by Synovus' Board of Directors. During 1997, Synovus' Executive Committee held four meetings.

D. Executive Officers.

     The following table sets forth the name, age and position with Synovus of each present executive officer of Synovus.

Name                        Age     Position with Synovus
-----------------------     ---     -------------------------------------------------
James H. Blanchard          56      Chairman of the Board and Chief Executive Officer
William B. Turner           75      Chairman of the Executive Committee
John T. Oliver, Jr.         68      Vice Chairman of the Executive Committee
James D. Yancey             56      Vice Chairman of the Board
Richard E. Anthony          51      Vice Chairman of the Board
Walter M. Deriso, Jr.       51      Vice Chairman of the Board
Stephen L. Burts, Jr.       45      President
G. Sanders Griffith, III    44      Senior Executive Vice President, General
                                     Counsel and Secretary
Thomas J. Prescott          43      Executive Vice President and
                                    Chief Financial Officer
Jay C. McClung              49      Executive Vice President, Credit Administration
Calvin Smyre                50      Executive Vice President, Corporate Affairs

     Synovus' executive officers serve at the pleasure of Synovus' Board of Directors. All of the executive officers of Synovus are members of Synovus' Board of Directors, except G. Sanders Griffith, III, Thomas J. Prescott, Jay C. McClung and Calvin Smyre.

     G. Sanders Griffith, III serves as Senior Executive Vice President, General Counsel and Secretary of Synovus, positions he has held since October 1995. From 1988 until 1995, Mr. Griffith served in various capacities with Synovus, including Executive Vice President, General Counsel and Secretary. Thomas J. Prescott was elected Executive Vice President and Chief Financial Officer of Synovus in December 1996. From 1987 until 1996, Mr. Prescott served in various capacities with Synovus, including Executive Vice President and Treasurer. Jay
C. McClung was elected Executive Vice President of Synovus in January 1995. From 1986 until 1995, Mr. McClung served in various capacities with Columbus Bank, including Senior Vice President. Calvin Smyre was elected Executive Vice President of Synovus in November 1996. From 1976 until 1996, Mr. Smyre served in various capacities with Columbus Bank and/or Synovus, including Senior Vice President of Synovus.

                          III. EXECUTIVE COMPENSATION

(1) Summary Compensation Table.

     The following table summarizes the cash and noncash compensation for each of the last three fiscal years for the chief executive officer of Synovus and for the other four most highly compensated executive officers of Synovus.


                                                SUMMARY COMPENSATION TABLE
                                                                                         Long-Term
                                                Annual Compensation                     Compensation Awards
                          --------------------------------------------------------  --------------------------------
                                                                    Other            Restricted       Securities       All
                                                                    Annual           Stock            Underlying       Other
Name and                                                            Compen-          Award(s)         Options/         Compen-
Principal Position        Year    Salary           Bonus            sation <F1>           <F2>        SARs             sation <F3>
---------------------  --------  -------------     ------------     -------------    -------------    ------------     ------------
James H. Blanchard        1997    $616,125         $462,094           $  -0-         $    -0-         410,075          $298,654
  Chairman of the         1996     589,375          442,031            2,000          350,622         196,481           322,527
  Board and Chief         1995     475,000          356,250            2,000          454,664         130,987           240,351
  Executive Officer

James D. Yancey           1997     445,000          442,000            2,000              -0-         349,755           235,573
  Vice Chairman           1996     410,000          266,500            2,000          375,367          78,095           264,256
  of the Board            1995     345,000          224,250            2,000          263,579          69,429           201,192

Stephen L. Burts, Jr.     1997     343,000          310,800            2,000              -0-         182,143           133,583
  President               1996     328,000          196,800            2,000          231,008          48,059           130,106
                          1995     272,500          168,500            1,833          162,206          42,726           110,172

Richard E. Anthony        1997     310,000          282,000            2,000              -0-          52,245           109,977
  Vice Chairman of the    1996     267,625          159,500            2,000          187,684          39,048           101,004
  Board                   1995<F4>      --               --               --              --               --               --

G. Sanders Griffith, III  1997     268,000          242,850              -0-              -0-         169,653            81,279
Senior Executive Vice     1996     256,250          153,750              -0-          180,459          37,545            82,742
President, General        1995     235,000          141,000              -0-          126,716          33,380            74,033
Counsel and Secretary

---------------------
<F1> Amount for 1997 includes  matching  contributions  under the Director Stock
     Purchase Plan of $2,000 each for Messrs. Yancey, Burts and Anthony. Perquisites and other personal benefits are excluded because the aggregate amount does not exceed the lesser of $50,000 or 10% of annual salary and bonus for the named executives.

<F2> Amount  consists of market value of award on date of grant.  As of December
     31, 1997, Messrs. Blanchard, Yancey, Burts, Anthony and Griffith held 51,037, 39,630, 24,298, 20,293 and 19,559 restricted shares, respectively, with a value of $1,671,462,  $1,297,883,  $795,760,  $664,596 and $640,557,
     respectively. On July 1, 1996, restricted stock was awarded in the amount of 24,315, 26,031, 16,020, 13,016 and 12,515 shares to Messrs. Blanchard,
     Yancey, Burts, Anthony and Griffith, respectively, with the following vesting schedule: 20% on July 1, 1997; 20% on July 1, 1998; 20% on July 1, 1999; 20% on July 1, 2000; and 20% on July 1, 2001. On September 5, 1995,
     restricted stock was awarded in the amount of 39,923, 23,144, 14,243, 11,573 and 11,127 shares to Messrs. Blanchard, Yancey, Burts, Anthony and Griffith, respectively, with the following vesting schedule: 20% on September 4, 1996; 20% on September 4, 1997; 20% on September 4, 1998; 20% on September 4, 1999; and 20% on September 4, 2000. Dividends are paid on all restricted shares.

<F3> The 1997 amount includes director fees of $57,600,  $60,200,  $31,004   and
     $25,400 for Messrs. Blanchard, Yancey, Burts and Anthony, respectively, in connection with their service as directors of Synovus and certain of its subsidiaries; contributions or other allocations to defined contribution plans of $28,624 for each executive; allocations pursuant to defined contribution excess benefit agreements of $160,680, $98,663, $67,946, $55,443 and $46,827 for each of Messrs. Blanchard, Yancey, Burts, Anthony and Griffith, respectively; premiums paid for group term life insurance coverage of $510 for each executive; the economic benefit of life insurance coverage related to split-dollar life insurance policies of $1,625, $1,049, $39 and $39 for each of Messrs. Blanchard, Yancey, Burts and Griffith, respectively; and the dollar value of the benefit of premiums paid for split-dollar life insurance policies (unrelated to term life insurance coverage) projected on an actuarial basis of $49,615, $46,527, $5,460 and $5,279 for each of Messrs. Blanchard, Yancey, Burts and Griffith, respectively.

<F4> Disclosure is not required for 1995.

(2)  Stock Option Exercises and Grants.

     The following tables provide certain information regarding stock options granted and exercised in the last fiscal year and the number and value of unexercised options at the end of the fiscal year.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                            Individual Grants
-----------------------------------------------------------------------------------------
                                             % of Total                                    Potential
                                             Options/                                      Realized Value at
                                             SARs           Exercise                       Assumed Annual Rates of
                                Options/     Granted to     or                             Stock Price Appreciation
                                SARs         Employees      Base                           For Option Term<F1>
                                Granted      in Fiscal      Price          Expiration      ---------------------
Name                            (#)          Year           ($/Share)      Date            5%($)       10% ($)
------------------------------  ------------ -------------- -------------- --------------- ----------  ---------
James H. Blanchard              160,075<F2>    7.56%        $27.56         06/30/07        $2,106,587  $5,045,564
                                250,000<F3>   11.80          21.75         11/02/07         2,595,000   6,217,500

James D. Yancey                  99,755<F2>    4.71          27.56         06/30/07         1,312,776  $3,144,278
                                250,000<F3>   11.80          21.75         11/02/07         2,595,000   6,217,500

Stephen L. Burts, Jr.            57,143<F2>    2.70          27.56         06/30/07           752,002   1,801,147
                                125,000<F3>    5.90          21.75         11/02/07         1,297,500   3,108,750

Richard E. Anthony               52,245<F2>    2.47          27.56         06/30/07           687,544   1,646,762

G. Sanders Griffith, III         44,653<F2>    2.11          27.56         06/30/07           587,633   1,407,463
                                125,000<F3>    5.90          21.75         11/02/07         1,297,500   3,108,750
-----------

<F1> The dollar gains under these  columns  result from  calculations  using the identified growth rates and are not intended to forecast future price appreciation of Synovus Common Stock.

<F2> Options  granted on July 1, 1997 at fair market value to executives as part of the Synovus 1994 Long-Term Incentive Plan. Options become exercisable on July 1, 1999 and are transferable to family members.

<F3> Options  granted on November 3, 1997 at fair market value to  executives as part of the Synovus 1994 Long-Term Incentive Plan, with the following vesting schedule: 10% on November 3, 1998; 10% on November 3, 1999; 10% on November 3, 2000; 10% on November 3, 2001; and 60% on November 3, 2002. The options are transferable to family members.


         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                               OPTION/SAR VALUES

                                                    Number of Securities          Value of
                                                    Underlying Unexercised        Unexercised In-the-Money
                         Shares        Value        Options/SARs at FY-End (#)    Options/SARs at FY-End ($)<F1>
                         Acquired on   Realized     --------------------------    -------------------------------
Name                     Exercise (#)  ($) <F1>     Exercisable/Unexercisable     Exercisable/Unexercisable
------------------------ ------------  ---------    ---------------------------   -------------------------------
James H. Blanchard          -0-        $    -0-      176,993 /    606,556         $4,146,625/  $7,181,886
James D. Yancey             -0-             -0-      106,311 /    427,850          2,496,812/   4,698,960
Stephen L. Burts, Jr.     7,763         146,542       72,164 /    230,202          1,747,533/   2,552,351
Richard E. Anthony          -0-             -0-      107,354 /     91,293          2,653,480/     986,771
G. Sanders Griffith, III  7,595         155,713       61,649 /    207,198          1,502,833/   2,294,837

----------
<F1> Market value of  underlying  securities  at exercise or year-end, minus the exercise or base price.

(3)  Compensation of Directors.

     Compensation. During 1997, each of Synovus' directors received a $15,000 annual retainer, and fees of $800 for each meeting of Synovus' Board of Directors and each Executive Committee meeting they personnally attended. Members of the Committees of Synovus' Board of Directors (other than the Executive Committee) received fees of $500, with the Chairmen of such Committees receiving fees of $750, for each Committee meeting they personally attended. In addition, directors of Synovus received an $800 fee for each board meeting from which their absence was excused and an $800 fee for one meeting without regard to the reason for their absence.

     Director  Stock  Purchase  Plan.  Synovus'  Director  Stock  Purchase  Plan
("DSPP") is a non-tax-qualified, contributory stock purchase plan pursuant to which qualifying directors can purchase, with the assistance of contributions from Synovus, presently issued and outstanding shares of Synovus Common Stock. Under the terms of the DSPP, qualifying directors can elect to contribute up to $1,000 per calendar quarter to make purchases of Synovus Common Stock, and Synovus contributes an additional amount equal to 50% of the director's cash contribution. Participants in the DSPP are fully vested in, and may request the issuance to them of, all shares of Synovus Common Stock purchased for their benefit thereunder.

     Consulting Services. H. Lynn Page, a director and the former Vice Chairman of the Board of Synovus, and Synovus are parties to a Consulting Agreement pursuant to which Mr. Page was paid $24,000 by Synovus during 1997 for providing consulting and advisory services to Synovus in connection with portfolio management and potential opportunities for business expansion.

     Joe E. Beverly, a director and the former Vice Chairman of the Board of Synovus, and Synovus are parties to a Retirement Agreement pursuant to which Mr. Beverly was paid $24,000 by Synovus during 1997 for providing consulting and advisory services to Synovus relating to Synovus' affiliate banks.

(4)  Employment Contracts and Change in Control Arrangements.

     Blanchard Employment Agreement. On October 13, 1977, Synovus entered into an Employment Agreement with James H. Blanchard ("Blanchard"), Chairman of the Board of Synovus, whereunder Synovus paid Blanchard a salary of $616,125 during 1997. The base salary paid to Blanchard is determined by the Compensation Committee of the Board of Directors of Synovus on an annual basis. The Blanchard Employment Agreement provides that Synovus shall pay deferred compensation of $468,000 to Blanchard or his beneficiaries over a 10 to 15 year period in the event of Blanchard's death, total disability or termination of employment, subject to certain conditions of forfeiture in the event Synovus terminates Blanchard's employment "for cause" (as defined), in the event of his violation of his 2-year Covenant Not to Compete, or in the event of his death by suicide. The Blanchard Employment Agreement is automatically renewable annually and is subject to termination on 30 days written notice.

     Yancey  Employment  Agreement.  On December 8, 1977,  effective  January 1,
1977, Synovus entered into an Employment Agreement with James D. Yancey ("Yancey"), Vice Chairman of the Board of Synovus and Columbus Bank, whereunder Synovus paid Yancey a salary of $445,000 during 1997. The base salary paid to Yancey is determined by the Compensation Committee of the Board of Directors of Synovus on an annual basis. The Yancey Employment Agreement provides that Synovus shall pay deferred compensation of $375,000 to Yancey or his beneficiaries over a 10 to 15 year period in the event of the death, total disability or termination of employment of Yancey, subject to certain conditions of forfeiture in the event Synovus terminates Yancey's employment "for cause" (as defined), in the event of his violation of his 2-year Covenant Not to Compete, or in the event of his death by suicide. The Yancey Employment Agreement is automatically renewable annually and is subject to termination on 30 days written notice.

     Long-Term Incentive Plans. Messrs. Blanchard, Yancey, Burts, Anthony and Griffith each hold shares of restricted stock of Synovus and options to purchase stock of Synovus which were issued pursuant to the Synovus Financial Corp. 1992 and 1994 Long-Term Incentive Plans. Under the terms of the Synovus Financial Corp. 1992 and 1994 Long-Term Incentive Plans, in the event of a change in control of Synovus, the vesting of any stock options, stock appreciation and other similar rights, restricted stock and performance awards will be accelerated so that all awards not previously exercisable and vested will become fully exercisable and vested.

     Change of Control Agreements. Effective January 1, 1996, Synovus entered into Change of Control Agreements ("Agreements") with Messrs. Blanchard, Yancey, Burts, Anthony and Griffith and certain other executive officers. The Change of Control Agreements provide severance pay and continuation of certain benefits in the event of a Change of Control. In order to receive benefits under the Agreements, the executive's employment must be terminated involuntarily, without cause, whether actual or "constructive" within one year following a Change of Control or the executive may voluntarily or involuntarily terminate employment during the thirteenth month following a Change of Control. Generally, a "Change of Control" is deemed to occur in any of the following circumstances: (1) the acquisition by any person of 20% or more of the "beneficial ownership" of Synovus' outstanding voting stock, with certain exceptions for Turner family members; (2) the persons serving as directors of Synovus as of January 1, 1996 and those replacements or additions subsequently approved by a two-thirds (2/3) vote of the Board ceasing to comprise at least two-thirds (2/3) of the Board;
(3) a merger,  consolidation,  reorganization  or sale of Synovus' assets unless
(a) the previous beneficial owners of Synovus own more than two-thirds (2/3) of the new company, (b) no person owns more than 20% of the new company, and (c) two-thirds (2/3) of the new company's Board were members of the incumbent Board which approved the business combination; or (4) a "triggering event" occurs as defined in the Synovus Rights Agreement.

     Under the Agreements, severance pay would equal three times current base salary and bonus, with bonus being defined as the average of the previous three years measured as a percentage of base salary multiplied by current base salary. Medical, life, disability and other welfare benefits will be provided at the expense of Synovus for three years with the level of coverage being determined by the amount elected by the executive during the open enrollment period immediately preceding the Change of Control. Executives would also receive a short-year bonus for the year of separation based on the greater of a half year's maximum bonus or pro rata maximum bonus to the date of termination and a cash amount in lieu of a long-term incentive award for the year of separation. If the executive has already received a long-term incentive award in the separation year, the amount would equal 1.5 times the market grant and if the executive has not, the amount would equal 2.5 times the market grant.

     Executives who are impacted by the Internal Revenue Service excise tax that applies to certain change of control agreements would receive additional gross up payments so that they are in the same position as if there were no excise tax. The Agreements do not provide for retirement benefits or perquisites.

     Notwithstanding anything to the contrary set forth in any of Synovus' previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and Compensation Committee Report on Executive Compensation shall not be incorporated by reference into any such filings.

(5) Stock Performance Graph.

     The following graph compares the yearly percentage change in cumulative shareholder return on Synovus Common Stock with the cumulative total return of the Standard & Poor's 500 Index and the Keefe, Bruyette & Woods 50 Bank Index for the last five fiscal years (assuming a $100 investment on December 31, 1992 and reinvestment of all dividends).

[Omitted Stock Performance Graph is represented by the following table.]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            SYNOVUS FINANCIAL CORP., S&P 500 AND KBW 50 BANK INDEX

               1992      1993      1994      1995      1996      1997
SNV            $100      $123      $123      $198      $340      $528

S&P 500        $100      $110      $112      $153      $189      $252

KBW 50         $100      $106      $100      $160      $227      $332

 (6)  Compensation Committee Report on Executive Compensation.

     The Compensation Committee (the "Committee") of the Board of Directors of Synovus is responsible for evaluating the remuneration of senior management and board members of Synovus and its subsidiaries and the compensation and fringe benefit plans in which officers, employees and directors of Synovus and its subsidiaries are eligible to participate. Because Synovus' mission is to create superior shareholder value by retaining and attracting well-trained and highly-motivated people who deliver the very best quality customer service, the Committee's executive compensation policies are designed to attract and retain highly-motivated and well-trained executives in order to create superior shareholder value.

     Elements  of  Executive  Compensation.   The  four  elements  of  executive
compensation at Synovus are:

                           o        Base Salary
                           o        Annual Bonus
                           o        Long-Term Incentives
                           o        Other Benefits

     The Committee believes that a substantial portion, though not a majority, of an executive's compensation should be "at-risk" based upon Synovus' short-term performance (through the annual bonus and the Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS 401(k) Savings Plan) and long-term performance (through long-term incentives including stock options and restricted stock awards). The remainder of each executive's compensation is primarily based upon the competitive practices of a select group of approximately 18 banks that had similar "market value added" as Synovus during the previous ten years ("similar companies"). "Market value added," or "MVA," as used by the Committee in this context, equals stock price increase during the ten-year period, plus dividends for the ten-year period, minus increases to paid-in capital during such period. This subtraction eliminates value added through acquisitions. The Committee believes the MVA approach accurately reflects Synovus' competitors and represents the most appropriate market data for the compensation of Synovus executives. The companies used for comparison under the "MVA" approach are not the same companies included in the peer group index appearing in the Stock Performance Graph above.

     A description of each element of executive compensation and the factors and criteria used by the Committee in determining these elements is discussed below:

     Base Salary. Base salary is an executive's annual rate of pay without regard to any other elements of compensation. The primary consideration in determining an executive's base salary is a market comparison of the base salaries at similar companies for similar positions based upon the executive's level of responsibility and experience. Base salaries are targeted at the median level of the similar companies used in the comparison. In addition to market comparisons, individual performance (measured by the quality of Synovus' strategic plan, the executive's management responsibilities and development, and the executive's industry and civic involvement) is also considered in determining an executive's base salary, although these factors do not weigh heavily in determining base salary. Based solely upon market comparisons, the Committee increased Mr. Blanchard's base salary in 1997. The Committee also increased the base salaries of Synovus' other executive officers in 1997 based solely upon market comparisons.

     Annual Bonus. Annual bonuses are awarded pursuant to the terms of Synovus' Executive Bonus Plan and Synovus' Incentive Bonus Plan (collectively the
"plans"). The Committee has the discretion from year-to-year to select participants in the Executive Bonus Plan, which was approved by the shareholders of Synovus in 1996. For 1997, the Committee selected Mr. Blanchard and Mr. Yancey to participate in the Executive Bonus Plan, while the Committee selected Messrs. Burts, Anthony and Griffith to participate in the Incentive Bonus Plan. Under the terms of the plans, bonus amounts are paid as a percentage of base pay based on the achievement of previously established performance goals. The performance measures for such goals may be chosen by the Committee from among the following for Synovus, any of its business segments and/or any of its business units: (i) return on assets; (ii) net income; (iii) operating income;
(iv) nonperforming assets and/or loans as a percentage of total assets and/or loans; (v) return on capital compared to cost of capital; (vi) earnings per share and/or earnings per share growth; (vii) return on equity; (viii) noninterest expense as a percentage of total expense; (ix) loan charge-offs as a percentage of total loans; (x) productivity and expense control; (xi) number of cardholder, merchant and/or other customer accounts processed and/or converted by TSYS; (xii) successful negotiation or renewal of contracts with new and/or existing customers by TSYS; (xiii) stock price; and (xiv) asset growth. For Mr. Blanchard and Synovus' other executive officers, the Committee established a payout matrix based upon the attainment of net income targets during 1997. The maximum percentage payouts under the plans for 1997 were 75% for Mr. Blanchard, 65% for Mr. Yancey and 60% for Messrs. Burts, Anthony and Griffith. Synovus' financial performance and individual performance, separate from the performance goals established at the beginning of the year, can reduce bonus awards determined by the attainment of the established goals, although this was not the case for any of Synovus' executive officers. The Committee did, however, establish a special provision that would double the bonus otherwise payable to Messrs. Yancey, Burts, Anthony and Griffith based on the attainment of productivity goals associated with the establishment of the "new bank" at Synovus. Because the maximum net income target for 1997 under the plans was exceeded and the overall financial results of Synovus were favorable, Mr. Blanchard and Synovus' other executive officers were awarded the maximum bonus amount for which each executive was eligible under the plans' regular payout matrix. Although the Committee determined that significant progress had been made toward the establishment of "new bank" goals, the Committee elected to pay eligible executives one-half of the maximum payout with respect to the "new bank" goals, and extended the time frame for accomplishing the remaining goals and payouts until the end of 1998.

     Long-Term Incentives. The two types of long-term incentives awarded to executives to date are stock options and restricted stock awards. Restricted stock awards are designed to focus executives on the long-term performance of Synovus. Stock options provide executives with the opportunity to buy and maintain an equity interest in Synovus and to share in the appreciation of the value of Synovus Common Stock. Executives are encouraged to hold the shares received upon the lapse of restrictions on restricted stock awards and upon the exercise of stock options, linking their interests to those of Synovus' shareholders. In 1994, the Committee established a payout matrix for future long-term incentive grants that uses total shareholder return as measured by Synovus' performance (stock price increases plus dividends) and how Synovus' total shareholder return compares to the return of the peer group of companies appearing in the Stock Performance Graph above. For the long-term incentive awards made in 1997, total shareholder return and peer comparisons were measured during the 1994 to 1996 performance period. Applying the results of the 1994 to 1996 performance period to the payout matrix, during 1997 the Committee granted Messrs. Blanchard, Yancey, Burts, Anthony and Griffith stock options of 160,075, 99,755, 57,143, 52,245 and 44,653 shares, respectively. In addition, the Committee also made a retention grant of Synovus stock options to Messrs. Blanchard, Yancey, Burts and Griffith of 250,000, 250,000, 125,000 and 125,000 shares, respectively. The Committee made these retention grants because the Committee believed the retention of these key executives, who have responsibility for both Synovus and TSYS, was critical for the continued growth of Synovus and TSYS over the next several years.

     Benefits. Benefits offered to executives serve a different purpose than the other elements of total compensation. In general, these benefits provide either retirement income or protection against catastrophic events such as illness, disability and death. Executives generally receive the same benefits offered to the general employee population, with the only exceptions designed to promote tax efficiency or to replace other benefits lost due to regulatory limits. The Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS 401(k) Savings Plan, including an excess benefit arrangement designed to replace benefits lost due to regulatory limits (collectively the "Plan"), is the largest component of Synovus' benefits package for executives. The Plan is directly related to corporate performance because the amount of contributions to the Plan (to a maximum of 14% of an executive's compensation) is a function of Synovus' profitability. For 1997, Mr. Blanchard and Synovus' other executive officers received a Plan contribution of 10.9% of their compensation based upon the profitability formula under the Plan. The remaining benefits provided to executives are primarily based upon the competitive practices of similar companies.

     In 1993, the Internal Revenue Code of 1986, as amended (the "Code"), was amended to limit the deductibility for federal income tax purposes of annual compensation paid by a publicly held corporation to its chief executive officer and four other highest paid executives for amounts greater than $1 million unless certain conditions are met. Because the Committee seeks to maximize shareholder value, the Committee has taken steps to ensure the deductibility of compensation in excess of $1 million. For 1997, Messrs. Blanchard and Yancey would have been affected by this provision but for the steps taken by the Committee. The Committee reserves the ability to make awards which do not qualify for full deductibility under Section 162(m) of the Code, however, if the Committee determines that the benefits of so doing outweigh full deductibility.

     The Committee believes that the executive compensation policies serve the best interests of the shareholders and of Synovus. A substantial portion of the compensation of Synovus' executives is directly related to and commensurate with Synovus' performance. The Committee believes that the performance of Synovus to date validates the Committee's compensation philosophy.

Mason H. Lampton
V. Nathaniel Hansford

(7)  Compensation Committee Interlocks and Insider Participation.

     Gardiner W. Garrard, Jr., Mason H. Lampton and V. Nathaniel Hansford served as members of Synovus' Compensation Committee during 1997. No member of the Committee is a current or former officer of Synvous or its subsidiaries.

     Gardiner W. Garrard, Jr. is President of The Jordan Company. TSYS leases from The Jordan Company approximately 10,000 square feet of office space in Columbus, Georgia for $5,900 per month, which lease expires on September 30, 1999. The lease was made on substantially the same terms as those prevailing at the time for leases of comparable property between unrelated third parties. Gardiner W. Garrard, Jr., a director of TSYS, Columbus Bank and Synovus, is an officer, director and shareholder of The Jordan Company. Richard M. Olnick, the brother-in-law of Gardiner W. Garrard, Jr. and a director of Columbus Bank, is an officer, director and shareholder of The Jordan Company.

     Mason H. Lampton is Chairman of the Board and President of The Hardaway Company. James H. Blanchard, Chairman of the Board of Synovus, served on the Board of Directors of The Hardaway Company during 1997.

(8)  Transactions with Management.

     During 1997, the subsidiary banks of Synovus had outstanding loans directly to or indirectly accruing to the benefit of certain of the then directors and executive officers of Synovus, and their related interests. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. In the opinion of Synovus' management, such loans do not involve more than normal risks of collectibility or present other unfavorable features. In the future, the subsidiary banks of Synovus expect to have banking transactions in the ordinary course of business with Synovus' directors, executive officers and their related interests.

     During 1997, Synovus and its wholly owned subsidiaries and TSYS paid to Communicorp, Inc. an aggregate of $517,563 and $535,342, respectively. These payments were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties, and were primarily for various printing and business communication services provided by Communicorp, Inc. to Synovus and its wholly owned subsidiaries and TSYS. Communicorp, Inc. is a wholly owned subsidiary of AFLAC Incorporated. Daniel P. Amos, a director of Synovus and Columbus Bank during 1997, is Chief Executive Officer and a director of AFLAC Incorporated.

     During 1997, Synovus and its subsidiaries, including Columbus Bank, paid to W.C. Bradley Co. an aggregate of $5,182, which payments were primarily for printing services and marketing materials provided by W.C. Bradley Co. These payments were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties. Synovus' wholly owned subsidiary, Synovus Service Corp., and TSYS lease various properties in Columbus, Georgia from W.C. Bradley Co. for office space and storage. The rent paid for the space in 1997 by Synovus Service Corp., which is approximately 35,400 square feet, is approximately $88,300. The rent paid for the space in 1997 by TSYS, which is approximately 71,915 square feet, is approximately $718,236. The lease agreements were made on substantially the same terms as those prevailing at the time for comparable leases for similar facilities with an unrelated third party in Columbus, Georgia.

     During 1997, Columbus Bank and W.C. Bradley Co. were equal partners in B&C Company, a Georgia general partnership formed to acquire, own and operate aircraft for their mutual benefit and the benefit of their affiliated corporations and their employees. Columbus Bank and W.C. Bradley Co. each agreed to remit to B&C Company fixed fees for each hour they flew the aircraft owned and/or leased by B&C Company, plus certain other amounts for engine startup and reserves and other items, and agreed to fly such aircraft for a fixed number of hours each per year. For use of such aircraft during 1997, Columbus Bank paid to B&C Company an aggregate sum of $1,058,044. This amount represents the charges incurred by Columbus Bank and its affiliated corporations for use of B&C Company aircraft, and includes $853,515 for TSYS' use of such aircraft, for which Columbus Bank was reimbursed by TSYS.

     TB&C Bancshares, Inc. is a principal shareholder of Synovus. TB&C Bancshares, Inc. is a "family bank holding company" organized by William B. Turner, and his sisters, Sarah T. Butler and Elizabeth T. Corn. TB&C Bancshares, Inc. is a party to a lease agreement pursuant to which it leases voting and certain other rights in a total of 8,874,564 shares of Synovus Common Stock held in trust by Synovus Trust Company, a subsidiary of Columbus Bank, as Trustee of three trusts for the benefit of Mr. Turner, Mrs. Butler and Mrs. Corn and their respective descendants. During 1997, TB&C Bancshares, Inc. paid Synovus Trust Company, as Trustee, $523,008 pursuant to the terms of the lease agreement, which amount represents the fair market value of the voting rights as determined by an independent appraiser. William B. Turner, Chairman of the Executive Committee of Synovus and Columbus Bank and a director of TSYS, is an advisory director and shareholder of W.C. Bradley Co. and is an officer, director and shareholder of TB&C Bancshares, Inc. James H. Blanchard, Chairman of the Board of Synovus, Chairman of the Executive Committee of TSYS and a director of Columbus Bank, is a director of W.C. Bradley Co. Elizabeth C. Ogie, the niece of William B. Turner, is a director of W.C. Bradley Co., Columbus Bank and Synovus and is an officer, director and shareholder of TB&C Bancshares, Inc. W. Walter Miller, Jr., the brother-in-law of Elizabeth C. Ogie, is a director of W.C. Bradley Co. and Senior Vice President and a director of TSYS. Stephen T. Butler, the nephew of William B. Turner, is an officer and director of W.C. Bradley Co., an officer, director and shareholder of TB&C Bancshares, Inc. and is a director of Columbus Bank. Samuel M. Wellborn, III, Chairman of the Board of Columbus Bank, is a director of W.C. Bradley Co. W.B. Turner, Jr., the son of William B. Turner, is an officer and director of W.C. Bradley Co., an officer, director and shareholder of TB&C Bancshares, Inc. and a director of Columbus Bank. John T. Turner, the son of William B. Turner, is an officer and director of W.C. Bradley Co., a shareholder of TB&C Bancshares, Inc. and a director of Columbus Bank. Sarah T. Butler and Elizabeth T. Corn, the sisters of William B. Turner, are shareholders of W.C. Bradley Co., are officers, directors and shareholders of TB&C Bancshares, Inc. and may be deemed to be principal shareholders of Synovus as a result of their relationship with TB&C Bancshares, Inc.

     Bradley & Hatcher, a law firm located in Columbus, Georgia, was paid $55,000 by Synovus Trust Company and $77,144 by TSYS for the performance of legal services on their behalf during 1997. Richard Y. Bradley, a director of Synovus, Columbus Bank and TSYS, is a partner of Bradley & Hatcher.

     For information about transactions with companies that are affiliates of Gardiner W. Garrard, Jr., a director of Synovus, See Section III (7) hereof captioned "Compensation Committee Interlocks and Insider Participation."

                           IV. PRINCIPAL SHAREHOLDERS

     The following table sets forth the number of shares of Synovus Common Stock held by the only known holders of more than 5% of the outstanding shares of Synovus Common Stock.

                                                   Percentage of
                         Shares of                 Outstanding Shares of
                         Synovus Common Stock      Synovus Common Stock
Name and Address         Beneficially Owned        Beneficially Owned
Beneficial Owner         as of 12/31/97            as of 12/31/97
-----------------------  ------------------------- ---------------------------
Synovus Trust Company        24,736,502<F1>             14.10%
1148 Broadway
Columbus, Georgia 31901

TB&C Bancshares, Inc.<F2>    18,529,705                 10.58
1017 Front Avenue
Columbus, Georgia 31901

William B. Turner<F2>        20,308,789<F3><F4>         11.59
P.O. Box 120
Columbus, Georgia 31902

Sarah T. Butler<F2>          20,345,238<F3><F5>         11.61
P.O. Box 120
Columbus, Georgia 31902

Elizabeth T. Corn<F2>        20,604,928<F3><F6>         11.76
P.O. Box 120
Columbus, Georgia 31902

W.B. Turner, Jr.<F2>         20,274,302<F3><F7>         11.57
P.O. Box 120
Columbus, Georgia 31902

Stephen T. Butler<F2>        20,299,310<F3><F8>         11.59
P.O. Box 120
Columbus, Georgia 31902

Elizabeth C. Ogie<F2>        20,362,501<F3><F9>         11.62
P.O. Box 120
Columbus, Georgia 31902

-----------------------------------
<F1> As of December  31, 1997,  the banking and trust  company  subsidiaries  of
     Synovus, including Columbus Bank through its wholly owned subsidiary Synovus Trust Company ("Synovus Trust"), held in various fiduciary capacities a total of 25,464,996 shares of Synovus Common Stock as to which they possessed sole or shared voting or investment power. Of this total, Synovus Trust held 14,942,432 shares as to which it possessed sole investment power, 14,572,334 shares as to which it possessed sole voting power, 631,989 shares as to which it possessed shared voting power and 9,694,351 shares as to which it possessed shared investment power. The other banking subsidiaries of Synovus held 728,494 shares as to which they possessed sole voting or investment power and no shares as to which they possessed shared voting or investment power. In addition, as of December 31, 1997, Synovus Trust and the banking subsidiaries of Synovus held in various agency capacities an additional 14,728,128 shares of Synovus Common Stock as to which they possessed no voting or investment power. Of this additional amount as to which no voting or investment power was possessed, Synovus Trust and the banking subsidiaries of Synovus held 14,619,057 and 109,071 shares, respectively. Synovus and its subsidiaries disclaim beneficial ownership of all shares of Synovus Common Stock which are held by them in various fiduciary and agency capacities.

<F2> TB&C Bancshares, Inc. ("TB&C") is a "family bank holding company" organized by William B. Turner (the Chairman of Synovus' Executive Committee) and his sisters, Sarah T. Butler and Elizabeth T. Corn. The six directors of TB&C, Mr. Turner, Mmes. Butler and Corn, Elizabeth C. Ogie (the daughter of Mrs.
     Corn), Stephen T. Butler (the son of Mrs. Butler), and William B. Turner, Jr. (the son of Mr. Turner), are each construed to be the beneficial owners of the 18,529,705 shares of Synovus Common Stock beneficially owned by TB&C. As TB&C owns 10.58% of the outstanding shares of Synovus Common Stock, TB&C is registered as a bank holding company. To the best of Synovus' knowledge, the shares of Synovus Common Stock beneficially owned by TB&C qualify for ten votes per share, subject to the completion by TB&C of the Certification contained on its Proxy Card.

<F3> Includes  9,655,141  shares of Synovus Common Stock  individually  owned by
     TB&C; 1,712,137 shares held by a charitable foundation of which each of the directors of TB&C is a trustee; in the case of Mrs. Corn and Mrs. Ogie, 80,799 shares of Synovus Common Stock held by a charitable foundation of which Mrs. Corn and Mrs. Ogie are trustees; and 8,874,564 shares of Synovus Common Stock beneficially owned by TB&C pursuant to a lease agreement between TB&C and Synovus Trust as Trustee of three trusts for the benefit of Mr. Turner, Mrs. Butler and Mrs. Corn and their respective descendants. Pursuant to the agreement, TB&C leases from Synovus Trust as Trustee of such trusts voting and certain other rights with respect to the shares of Synovus Common Stock held in such trusts.

<F4> In addition to the shares of Synovus  Common Stock  described in footnote 3 above, Mr. Turner possessed sole voting and investment power with respect to 53,735 shares and shared voting or investment power with respect to 13,212 shares of Synovus Common Stock.

<F5> In addition to the shares of Synovus  Common Stock  described in footnote 3 above, Mrs. Butler possessed sole voting and investment power with respect to 43,620 shares and shared voting or investment power with respect to 59,776 shares of Synovus Common Stock.

<F6> In addition to the shares of Synovus  Common Stock  described in footnote 3 above, Mrs. Corn possessed sole voting and investment power with respect to 4,153 shares and shared voting or investment power with respect to 278,134 shares of Synovus Common Stock.

<F7> In addition to the shares of Synovus  Common Stock  described in footnote 3 above, Mr. Turner possessed sole voting and investment power with respect to 22,988 shares and shared voting or investment power with respect to 9,472 shares of Synovus Common Stock.

<F8> In addition to the shares of Synovus  Common Stock  described in footnote 3 above, Mr. Butler possesssed sole voting and investment power with respect to 54,172 shares and shared voting or investment power with respect to 3,296 shares of Synovus Common Stock.

<F9> In addition to the shares of Synovus  Common Stock  described in footnote 3 above, Mrs. Ogie possessed sole voting and investment power with respect to 24,495 shares and shared voting or investment power with respect to 15,365 shares of Synovus Common Stock.

     V. RELATIONSHIPS BETWEEN SYNOVUS, COLUMBUS BANK, TSYS AND CERTAIN OF
                      SYNOVUS' SUBSIDIARIES AND AFFILIATES

A.   Beneficial Ownership of TSYS Common Stock by Columbus Bank.

     The following table sets forth, as of December 31, 1997, the number of shares of TSYS Common Stock beneficially owned by Columbus Bank, the only known beneficial owner of more than 5% of the issued and outstanding shares of TSYS Common Stock.

                                                  Percentage of
                         Shares of                Outstanding Shares of
                         TSYS Common Stock        TSYS Common Stock
Name and Address         Beneficially Owned       Beneficially Owned
Beneficial Owner         as of 12/31/97           as of 12/31/97
-----------------------  ------------------------ ------------------------
Columbus Bank
and Trust Company        104,401,292<F1><F2>        80.7%
1148 Broadway
Columbus, Georgia 31901

-----------------
<F1> Columbus Bank individually owns these shares.

<F2> As of December 31, 1997, Synovus Trust held in various fiduciary capacities a total of 1,012,449  shares  (.78%) of TSYS Common  Stock.  Of this total,
     Synovus Trust held 753,739 shares as to which it possessed sole voting power, 743,962 shares as to which it possessed sole investment power, 207,410 shares as to which it possessed shared voting power and 210,510 shares as to which it possessed shared investment power. In addition, as of December 31, 1997, Synovus Trust held in various agency capacities an additional 1,310,790 shares of TSYS Common Stock as to which it possessed no voting or investment power. Synovus and Synovus Trust disclaim beneficial ownership of all shares of TSYS Common Stock which are held by Synovus Trust in various fiduciary and agency capacities.

     Columbus Bank, by virtue of its ownership of 104,401,292 shares, or 80.7% of the outstanding shares of TSYS Common Stock on December 31, 1997, presently controls TSYS. Synovus presently controls Columbus Bank.

B.   Interlocking Directorates of Synovus, Columbus Bank and TSYS.

     Seven of the members of and nominees to serve on Synovus' Board of Directors also serve as members of the Boards of Directors of TSYS and Columbus Bank. They are James H. Blanchard, Richard Y. Bradley, Gardiner W. Garrard, Jr., John P. Illges, III, H. Lynn Page, William B. Turner and James D. Yancey. George
C. Woodruff, Jr. and Elizabeth C. Ogie serve as members of the Board of Directors of Columbus Bank, but do not serve as members of the Board of Directors of TSYS. Mason H. Lampton serves on the Board of Directors of TSYS and as an Advisory Director of Columbus Bank.

C.  TSYS Common Stock Ownership of Directors and Management.

     The following table sets forth, as of December 31, 1997, the number of shares of TSYS Common Stock beneficially owned by each of Synovus' directors and Synovus' five most highly compensated executive officers.


                             Shares of TSYS       Shares of TSYS                             Percentage of
                              Common  Stock         Common Stock               Total           Outstanding
                               Beneficially         Beneficially              Shares             Shares of
                                 Owned with           Owned with             of TSYS           TSYS Common
                                Sole Voting        Shared Voting        Common Stock                 Stock
                             and Investment       and Investment        Beneficially          Beneficially
                                Power as of          Power as of         Owned as of           Owned as of
 Name                              12/31/97             12/31/97            12/31/97              12/31/97
---------------------------  -------------------  --------------------- -------------------  -------------
 Richard E. Anthony                   -----               -----                -----                 ---%
 Joe E. Beverly                       -----               -----                -----                 ---
 James H. Blanchard                 520,800             240,320              761,120                 .59
 Richard Y. Bradley                  14,007               -----               14,007                 .01
 Stephen L. Burts,Jr.                 -----               -----                -----                 ---
 Walter M. Deriso, Jr.                2,553               2,553                5,106                .004
 C. Edward Floyd, M.D.                -----               -----                -----                 ---
 Gardiner W. Garrard, Jr.             6,262               -----                6,262                .005
 G. Sanders Griffith, III            12,948<F1>           -----               12,948                 .01
 V. Nathaniel Hansford                -----               1,000                1,000                .001
 John P. Illges, III                 68,053              54,500              122,553                 .09
 Mason H. Lampton                    17,613              78,643<F2>           96,256                 .07
 Elizabeth C. Ogie                    6,800              25,080<F3>           31,880                 .02
 John T. Oliver, Jr.                  -----               -----                -----                 ---
 H. Lynn Page                       375,071             101,614              476,685                 .37
 Robert V. Royall                    44,300               -----               44,300                 .03
 Melvin T. Stith                      -----               -----                -----                 ---
 William B. Turner                  103,493             384,000              487,493                 .38
 George C. Woodruff, Jr.             76,206               -----               76,206                 .06
 James D. Yancey                    529,596              16,000              545,596                 .42

--------------
<F1> Includes  11,156  shares of TSYS  Common  Stock  with  respect to which Mr.
Griffith has no investment power.

<F2> Includes  19,200  shares of TSYS Common Stock held in a trust for which Mr.
Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of such shares.

<F3>Includes 23,560 shares of TSYS Common Stock held by a charitable  foundation of which Mrs. Ogie is a trustee.

     The following table sets forth information, as of December 31, 1997, with respect to the beneficial ownership of TSYS Common Stock by all directors and executive officers of Synovus as a group.

                                                         Percentage of
                                Shares of                Outstanding Shares of
                                TSYS Common Stock        TSYS Common Stock
Name of                         Beneficially Owned       Beneficially Owned
Beneficial Owner                as of 12/31/97           as of 12/31/97
------------------------------  -----------------------  ----------------------
All  directors
and executive
officers of Synovus as a
group                           2,683,950                    2.08%
(includes 23 persons)

     D. Transactions and Agreements Between Synovus, Columbus Bank, TSYS and Certain of Synovus' Subsidiaries.

     During 1997, Columbus Bank and 29 of Synovus' other banking subsidiaries received bankcard data processing services from TSYS. The bankcard data processing agreement between Columbus Bank and TSYS can be terminated by Columbus Bank upon 60 days prior written notice to TSYS or terminated by TSYS upon 180 days prior written notice to Columbus Bank. During 1997, TSYS derived $2,609,762 in revenues from Columbus Bank and 29 of Synovus' other banking subsidiaries from the performance of bankcard data processing services and $148,036 in revenues from Synovus and its subsidiaries from the performance of other data processing services. TSYS' charges to Columbus Bank and Synovus' other banking subsidiaries for bankcard and other data processing services are comparable to, and are determined on the same basis as, charges by TSYS to similarly situated unrelated third parties.

     Synovus Service Corp. ("SSC"), a wholly owned subsidiary of Synovus, provides various services to Synovus' subsidiary companies, including TSYS. TSYS and SSC are parties to Lease Agreements pursuant to which SSC leased from TSYS office space for lease payments aggregating $26,169 during 1997 and TSYS leased from SSC office space for lease payments aggregating $31,274 during 1997. The terms of these transactions are comparable to those which could have been obtained in transactions with unaffiliated third parties.

     Synovus and TSYS and SSC and TSYS are parties to Management Agreements (having one year, automatically renewable, unless terminated, terms), pursuant to which Synovus and SSC provide certain management services to TSYS. During 1997, these services included human resource services, maintenance services, security services, communication services, corporate education services, travel services, investor relations services, corporate governance services, legal services, regulatory and statutory compliance services, executive management services performed on behalf of TSYS by certain of Synovus' officers and financial services. As compensation for management services provided during 1997, TSYS paid Synovus and SSC management fees of $1,216,089 and $9,232,001, respectively. Management fees are subject to future adjustments based upon charges at the time by unrelated third parties for comparable services.

     During 1997, Synovus Trust Company served as trustee of various employee benefit plans of TSYS. During 1997, TSYS paid Synovus Trust Company trustee's fees under these plans of $187,115.

     During 1997, Columbus Depot Equipment Company ("CDEC"), a wholly owned subsidiary of TSYS, and Columbus Bank and 26 of Synovus' other subsidiaries were parties to Lease Agreements pursuant to which Columbus Bank and 26 of Synovus' other subsidiaries leased from CDEC computer related equipment for bankcard and bank data processing services for lease payments aggregating $97,037. During 1997, CDEC sold Columbus Bank and certain of Synovus' other subsidiaries computer related equipment for bankcard and bank data processing services for payments aggregating $18,224. In addition, CDEC was paid $2,100 by Columbus Bank and certain of Synovus' other subsidiaries for monitoring such equipment. The terms, conditions, rental rates and/or sales prices provided for in these Agreements are comparable to corresponding terms, conditions and rates provided for in leases and sales of similar equipment offered by unrelated third parties.

     During 1997, Synovus Data Corp., a wholly owned subsidiary of Synovus, paid TSYS $224,154 for data links, network services and other miscellaneous items related to the data processing services which Synovus Data Corp. provides to its customers, which amount was reimbursed to Synovus Data Corp. by its customers. During 1997, Synovus Data Corp. paid TSYS $24,900 primarily for computer processing services. During 1997, TSYS and Synovus Data Corp. were parties to a Lease Agreement pursuant to which TSYS leased from Synovus Data Corp. portions of its office building for lease payments aggregating $240,000. The charges for processing and other services, and the terms of the Lease Agreement, are comparable to those between unrelated third parties.

     During 1997, TSYS and Columbus Bank were parties to Lease Agreements pursuant to which Columbus Bank leased from TSYS portions of its maintenance and warehouse facilities for lease payments aggregating $11,628. During 1997, TSYS and Columbus Bank were also parties to a Lease Agreement pursuant to which TSYS leased office space from Columbus Bank for lease payments of $4,483 per month. The terms, conditions and rental rates provided for in these Lease Agreements are comparable to corresponding terms, conditions and rates provided for in leases of similar facilities offered by unrelated third parties in the Columbus, Georgia area.

     During 1997, Synovus, Columbus Bank and other Synovus subsidiaries paid to Columbus Productions, Inc. and TSYS Total Solutions, Inc., wholly owned subsidiaries of TSYS, an aggregate of $1,000,403 for printing and correspondence services. The charges for these services are comparable to those between unrelated third parties.

     During 1997, TSYS and its subsidiaries were paid $2,075,315 of interest by Columbus Bank in connection with deposit accounts with, and commercial paper purchased from, Columbus Bank. During 1997, a subsidiary of TSYS paid Columbus Bank $123,420 of interest in connection with a loan from Columbus Bank. These interest rates are comparable to those in transactions between unrelated third parties.

     TSYS has entered into an agreement with Columbus Bank with respect to the use of aircraft owned or leased by B&C Company, a Georgia general partnership in which Columbus Bank and W.C. Bradley Co. were equal partners during 1997. TSYS paid Columbus Bank $853,515 for its use of the B&C Company aircraft during 1997. The charges payable by TSYS to Columbus Bank in connection with its use of this aircraft approximate charges available to unrelated third parties in the State of Georgia for use of comparable aircraft for commercial purposes.

       VI. SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Synovus' officers and directors, and persons who own more than ten percent of Synovus Common Stock, to file reports of ownership and changes in ownership on Forms 3,4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Synovus with copies of all Section 16(a) forms they file.

     To Synovus' knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, Synovus believes that during the fiscal year ended December 31, 1997 all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that Mr. Griffith and Mr. Prescott each reported one transaction late on an amended Form 4.

                            VII. INDEPENDENT AUDITORS

     On March 2, 1998, Synovus' Board of Directors appointed KPMG Peat Marwick LLP, Certified Public Accountants, as the independent auditors to audit the consolidated financial statements of Synovus and its subsidiaries for the fiscal year ending December 31, 1998. The Board of Directors knows of no direct or material indirect financial interest by KPMG Peat Marwick LLP in Synovus or any of its subsidiaries, or of any connection between KPMG Peat Marwick LLP and Synovus or any of its subsidiaries, in any capacity as promoter, underwriter, voting trustee, director, officer, shareholder or employee.

     Representatives of KPMG Peat Marwick LLP, Certified Public Accountants, will be present at Synovus' 1998 Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

    VIII. FINANCIAL INFORMATION WITH REFERENCE TO SYNOVUS AND ITS SUBSIDIARIES
                    CONTAINED IN SYNOVUS' 1997 ANNUAL REPORT

     Detailed financial information for Synovus and its subsidiaries for their 1997 fiscal year is included in Synovus' 1997 Annual Report that is being mailed to Synovus' shareholders together with this Proxy Statement.

                              IX. OTHER MATTERS

     As of the time of the preparation of this Proxy Statement, Synovus' Board of Directors has not been informed of any matters to be presented by or on behalf of Synovus' Board of Directors or its management for action at Synovus' 1998 Annual Meeting which are not referred to herein. If any other matters come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote thereon in accordance with their best judgment.

     Synovus' shareholders are urged to vote, date and sign the enclosed Proxy solicited on behalf of Synovus' Board of Directors and return it at once in the envelope which is enclosed for that purpose. This should be done whether or not the shareholder plans to attend Synovus' 1998 Annual Meeting.

                                 By Order of the Board of Directors
                                 /s/JAMES H. BLANCHARD
                                 JAMES H. BLANCHARD
                                 Chairman of the Board, Synovus Financial Corp.

Columbus, Georgia
March 13, 1998